Exhibit 99.1

News Release

	Contacts:	Select Water Solutions, Inc.
Garrett Williams – VP, Corporate Finance & Investor Relations
FOR IMMEDIATE RELEASE		(713) 296-1010
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

Select Water Solutions Announces Second Quarter 2026 Financial, Operational and Strategic Updates

Generated second quarter 2026 consolidated revenue of $396 million, an increase of $30 million or 8% sequentially, as compared to the first quarter of 2026

Increased net income by $13 million and improved Adjusted EBITDA by $15 million sequentially during the second quarter of 2026 relative to the first quarter of 2026

Generated record Water Infrastructure revenue of $102 million, an increase of $5 million or 5% as compared to the first quarter of 2026, and an increase of $21 million or 26% as compared to the second quarter of 2025

Generated record Chemical Technologies revenue of $96 million, an increase of $18 million or 23% sequentially, as compared to the first quarter of 2026

Executed Definitive Agreement with a large public operator for the conveyance of 14 saltwater disposal wells (“SWDs”) as well as the development of a new pipeline project supported by a 128-million-barrel minimum volume commitment in the Northern Delaware Basin

Gainesville, TX – August 4, 2026 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select,” the “Company,” “we” or “us”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended June 30, 2026.

John Schmitz, Chairman of the Board, President and CEO, stated, “The second quarter was a very strong quarter for Select across all three operating segments, with both our Water Infrastructure and Chemical Technologies segments producing record revenue and gross profit in the quarter. During the second quarter of 2026, we delivered strong consolidated revenue and gross profit growth, resulting in $23 million of net income and $93 million of Adjusted EBITDA, respectively.

“We continue to increase our produced water volumes handled in the Water Infrastructure segment, with approximately 1.5 million barrels of produced water recycled or disposed per day in the second quarter, while also seeing the benefit of increased skim oil volumes and pricing, resulting in record quarterly revenue of $102 million and gross margins before D&A of 58% for the segment in the second quarter. We expect to see further growth in the third quarter and are well on track to meet the upper end of our full year guidance for the segment, setting the stage for solid year-over-year growth into 2027. Further supporting this growth profile is the expansion of our multi-basin relationship and operations with a key customer through the execution of a strategic minimum volume commitment contract award, comprised of a 128-million-barrel commitment over a seven-year term. Furthermore, the agreement includes the direct conveyance of a portfolio of underutilized, but strategic SWDs across Lea and Eddy Counties, New Mexico. We continue to find ways to collaborate with our customers to maximize the value of existing assets and to optimize produced water management as part of their long-term development planning. We view this contract as a strong validation of the strategic value proposition of Select’s broad and expanding commercial network of integrated recycling and disposal solutions.

“As our system continues to grow throughout the Northern Delaware Basin, Select’s backlog of potential opportunities has continued to evolve as well, and we are acutely focused on prudent growth that prioritizes long-term contracts, strong cash flow streams, and increased utilization across our networks. In support of our latest infrastructure contract awards and opportunities, we now expect net capital expenditures of $250 – $290 million in 2026.

“Elsewhere, our Chemical Technologies segment saw significant sequential improvement, coming in well above our expectations, with a 23% increase in revenue and 30% increase in gross profit before D&A as compared to the first quarter of 2026. The $96 million of Chemical Technologies revenue in the second quarter was a segment record, and we continue to identify ways to deliver strong margins, despite increases to oil-based raw material input costs, with margins of 20% in the quarter. Our in-basin manufacturing, rapid new product development pace, and steady field execution have driven market share gains while increased completions intensity and complexity, and growing interest in surfactant technology, have supported increased demand for our higher margin product offerings.

“Our Water Services segment also outperformed our expectations during the second quarter, with revenue growth of 4% and gross profit before D&A growth of 9% as compared to the first quarter of 2026. We have been pleased with the year-to-date performance of our last-mile water logistics and delivery business, and current macro trends remain supportive of sustained performance over the second half of the year.

“In summary, I am pleased with the ongoing strategic execution in our Water Infrastructure business, and our ability to grow and take market share in our Water Services and Chemical Technologies segments. Altogether we expect another strong quarter ahead, and on a consolidated basis, we anticipate Adjusted EBITDA in the third quarter to be an estimated $90 – $94 million. With the support of a healthy balance sheet, we are well positioned to continue to invest in the attractive growth opportunities in front of us in order to deliver long-term value to our customers, employees, and stakeholders,” concluded Schmitz.

Second Quarter 2026 Consolidated Financial Information

Revenue for the second quarter of 2026 was $395.8 million as compared to $366.0 million in the first quarter of 2026 and $364.2 million in the second quarter of 2025. Net income for the second quarter of 2026 was $22.6 million as compared to net income of $9.4 million in the first quarter of 2026 and net income of $11.7 million in the second quarter of 2025.

For the second quarter of 2026, gross profit was $76.8 million, as compared to $65.3 million in the first quarter of 2026 and $57.8 million in the second quarter of 2025. Total gross margin was 19.4% in the second quarter of 2026 as compared to 17.8% in the first quarter of 2026 and 15.9% in the second quarter of 2025. Gross profit before D&A was $124.1 million for the second quarter of 2026 as compared to $111.0 million for the first quarter of 2026 and $98.8 million for the second quarter of 2025. Gross margin before D&A for the second quarter of 2026 was 31.3% as compared to 30.3% for the first quarter of 2026 and 27.1% for the second quarter of 2025.

SG&A during the second quarter of 2026 was $41.2 million as compared to $40.6 million during the first quarter of 2026 and $38.9 million during the second quarter of 2025. SG&A during the second and first quarters of 2026 was impacted by transaction costs of $0.6 million and $0.3 million, respectively, while SG&A during the second quarter of 2025 was impacted by transaction costs of $1.7 million.

Adjusted EBITDA was $92.7 million in the second quarter of 2026 as compared to $77.6 million in the first quarter of 2026 and $72.6 million in the second quarter of 2025. Adjusted EBITDA during the second quarter of 2026 was adjusted for $0.6 million of non-recurring transaction costs, $0.6 million of non-cash losses in equity investments, $0.2 million of impairments and abandonments, and $0.6 million in other adjustments. Non-cash compensation expense accounted for an additional $8.4 million adjustment during the second quarter of 2026. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Infrastructure segment generated revenues of $101.6 million in the second quarter of 2026 as compared to $96.7 million in the first quarter of 2026 and $80.9 million in the second quarter of 2025. Gross margin before D&A for Water Infrastructure was 58.3% in the second quarter of 2026 as compared to 56.2% in the first quarter of 2026 and 55.2% in the second quarter of 2025. Water Infrastructure revenues increased 5.0% sequentially relative to the first quarter of 2026, driven by increases in total produced water volumes handled as well as the benefit of increased skim oil volumes and pricing. Looking ahead, the Company anticipates Water Infrastructure revenues to increase 5% – 10% as compared to the second quarter of 2026 with margins in the 56% – 58% range in the third quarter of 2026.

The Water Services segment generated revenues of $198.2 million in the second quarter of 2026 as compared to $191.2 million in the first quarter of 2026 and $215.7 million in the second quarter of 2025. Gross margin before D&A for Water Services was 23.0% in the second quarter of 2026 as compared to 21.8% in the first quarter of 2026 and 19.6% in the second quarter of 2025. The Water Services segment revenues increased 3.6% sequentially, partially driven by modestly improved customer activity levels. For the third quarter of 2026, the Company expects steady revenues relative to the second quarter of 2026 with gross margins before D&A in the 21% – 22% range during the third quarter of 2026.

The Chemical Technologies segment generated revenues of $96.0 million in the second quarter of 2026 as compared to $78.0 million in the first quarter of 2026 and $67.7 million in the second quarter of 2025. Gross margin before D&A for Chemical Technologies was 20.2% in the second quarter of 2026 as compared to 19.1% in the first quarter of 2026 and 17.5% in the second quarter of 2025. For the third quarter of 2026, the Company anticipates revenues of $85 – $90 million and gross margins before D&A of 20% – 21% for the segment.

Cash Flow and Capital Expenditures

Cash flow provided by operating activities for the second quarter of 2026 was $86.7 million as compared to $10.2 million in the first quarter of 2026 and $82.6 million in the second quarter of 2025. Free cash flow in the second quarter of 2026 and the first quarter of 2026 was $17.0 million and ($67.1) million, respectively and $10.8 million in the second quarter of 2025. Please refer to the end of this release for reconciliations of free cash flow (non-GAAP measure) to cash flow provided by operating activities.

Net capital expenditures for the second quarter of 2026 were $69.7 million, comprised of $71.0 million of capital expenditures partially offset by $1.3 million of cash proceeds from asset sales. Cash flows from investing activities also included $42.0 million of acquisition-related outflows for the Black River Ranch acquisition, multiple disposal acquisitions in the Northern Delaware Basin and the buyout of multiple strategic operating facility leases across our operations in Texas.

Cash flows provided by financing activities during the second quarter of 2026 were $2.9 million, primarily reflecting $13.0 million of net proceeds from an agricultural loan related to the Black River Ranch acquisition, partially offset by the payment of $9.6 million of quarterly dividends and distributions.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $33.4 million as of June 30, 2026, as compared to $56.0 million and $18.1 million as of March 31, 2026, and December 31, 2025, respectively. As of June 30, 2026, the Company had $250.0 million of borrowings outstanding under the term loan component of its sustainability-linked credit facility, $12.9 million under the agricultural loan related to the Black River Ranch acquisition and no amounts drawn on the revolving credit facility, compared to $250.0 million of outstanding borrowings under the term loan and no amounts drawn on the revolving credit facility as of March 31, 2026 and $250.0 million of outstanding borrowings under the term loan and $70.0 million drawn on the revolving credit facility as of December 31, 2025, respectively.

As of June 30, 2026, the borrowing base under the Company’s sustainability-linked credit facility was $264.0 million, compared to $271.3 million and $235.1 million as of March 31, 2026, and December 31, 2025, respectively. Available borrowing capacity under the sustainability-linked credit facility was approximately $244.4 million as of June 30, 2026, after giving effect to outstanding borrowings and letters of credit totaling $19.6 million. As of March 31, 2026, available borrowing capacity under the credit facility was approximately $251.7 million, after accounting for outstanding borrowings and letters of credit totaling $19.6 million.

Total liquidity was $277.8 million as of June 30, 2026, as compared to $307.7 million as of March 31, 2026, and $163.6 million as of December 31, 2025. The Company had 123,146,866 weighted average shares of Class A common stock and 12,733,751 weighted average shares of Class B common stock outstanding during the second quarter of 2026. The Company had 127,073,462 Class A shares and 11,158,101 Class B shares issued and outstanding as of June 30, 2026.

Water Infrastructure Commercial Development and Acquisition Updates

In the second quarter of 2026, Select signed a seven-year agreement with a large public operator (the “Operator”) for produced water transportation across Select’s Northern Delaware Basin infrastructure footprint. Under the agreement, the Operator has conveyed 14 saltwater disposal well facilities and related assets to Select in Lea and Eddy Counties, New Mexico. Additionally, Select has agreed to construct 19 miles of large-diameter pipeline to tie into Select’s existing Northern Delaware Basin network to transport, recycle and/or dispose of the Operator’s produced water in the region. The agreement is supported by a sizable 128-million-barrel minimum volume commitment (“MVC”) over the seven-year contract period. The full project is expected to cost approximately $25 – $30 million and be operational within the next twelve months.

During the second quarter of 2026, Select also completed two additional disposal facility acquisitions in the Northern Delaware Basin to support ongoing infrastructure projects and future development opportunities. In total, during the second quarter of 2026, Select added sixteen SWDs through both direct asset conveyance and acquisition to help support our growing infrastructure development activities in the Permian Basin.

In addition to the above outlined projects and acquisitions, Select signed multiple additional commercialization contracts during the second quarter of 2026 requiring minimal incremental capital expenditures, including several MVC agreements, acreage dedications and interruptible tie-in agreements across the Permian, Bakken, MidCon and Northeast regions as well as a new mineral extraction agreement with a key strategic partner for the development of iodine extraction across the portfolio.

Second Quarter Earnings Conference Call

In conjunction with today’s release, Select has scheduled a conference call on Wednesday, August 5, 2026, at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through August 19, 2026, and may be accessed by calling 201-612-7415 using passcode 13757760#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success. For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast” “intend,” “may,” “plan,” “potential,” “preliminary,” “project,” “see,” “should,” “will,” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: global economic distress, including that resulting from the sustained Russia-Ukraine war and related economic sanctions, instability and continued hostilities in the Middle East and elsewhere, including military conflict involving Iran, instability in Venezuela, economic uncertainty as a result of changing trade policies, disruptions in global oil and gas markets and inflation and elevated interest rates, each of which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which may decrease demand for our services; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions; actions taken by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with announced supply limitations, which may be exacerbated by military conflict in the Middle East involving Iran and the resumption of sales of previously sanctioned oil from Venezuela and Russia; the impact of central bank policy actions, such as sustained, elevated interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on United States (“U.S.”) drilling and completions activity, including the recent consolidation in the Permian Basin; impacts related to changing U.S. and foreign trade policies, including increased trade restrictions or tariffs; the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff mitigation initiatives; changes in safety, health, environmental and other governmental policy and regulation; the enactment or promulgation of new laws or regulations or changes or modifications in existing laws, regulations, rules or governmental policies with respect to taxation; the level of capital spending and access to capital markets by oil and gas companies in response to changes in commodity price or reduced demand; the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies; trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings, governmental regulations and policies, including those related to accessing water, disposing of wastewater, transferring produced water, interstate freshwater and produced water transfer, chemicals, carbon pricing, pipeline construction, emissions, hydraulic fracturing, leasing, permitting or drilling on federal lands and various other environmental matters; regional impacts to our business, including our key infrastructure assets within the Permian Basin, the Bakken, and the Haynesville regions; capacity constraints on regional oil, natural gas and water gathering, processing and pipeline systems that result in a slowdown or delay in drilling and completion activity, and thus a decrease in the demand for our services in our core markets; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022, which may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; our ability to hire and retain key management and employees, including skilled labor; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms, or at all; our health, safety and environmental performance; the impact of competition on our operations; the degree to which our exploration and production customers may elect to operate their water-management services in-house rather than source these services from companies like us; our level of indebtedness and our ability to comply with covenants contained in our sustainability-linked credit facility or future debt instruments; delays or restrictions in obtaining permits by us or our customers; constraints in supply or availability of equipment used in our business; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; acts of terrorism, war or political or civil unrest in the U.S. or elsewhere, such as the Russia-Ukraine war, the instability and continued hostilities in the Middle East, including military conflict involving Iran and any potential conflict with Venezuela; information technology failures or cyberattacks; accidents, weather, natural disasters or other events affecting our business; and the other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except share and per share data)

	Three months ended,			Six months ended June 30,
	June 30, 2026	March 31, 2026	June 30, 2025	2026	2025
Revenue
Water Infrastructure	$101,614	$96,736	$80,855	$198,350	$153,246
Water Services	198,153	191,231	215,660	389,384	441,308
Chemical Technologies	96,040	77,991	67,700	174,031	144,045
Total revenue	395,807	365,958	364,215	761,765	738,599
Costs of revenue
Water Infrastructure	42,419	42,352	36,211	84,771	69,704
Water Services	152,654	149,454	173,312	302,108	355,030
Chemical Technologies	76,668	63,130	55,885	139,798	120,613
Depreciation, amortization and accretion	47,225	45,742	41,054	92,967	79,729
Total costs of revenue	318,966	300,678	306,462	619,644	625,076
Gross profit	76,841	65,280	57,753	142,121	113,523
Operating expenses
Selling, general and administrative	41,178	40,551	38,935	81,729	76,367
Depreciation and amortization	1,209	1,121	1,918	2,330	2,843
Impairments and abandonments	239	5,708	1,477	5,947	2,625
Lease abandonment costs	(129)	(68)	(2)	(197)	722
Total operating expenses	42,497	47,312	42,328	89,809	82,557
Income from operations	34,344	17,968	15,425	52,312	30,966
Other income (expense)
Gain on sales of property and equipment and divestitures, net	164	405	6,503	569	7,868
Interest expense, net	(5,021)	(5,907)	(5,645)	(10,928)	(10,521)
Other	5	(311)	92	(306)	421
Income before income tax expense and equity in losses of unconsolidated entities	29,492	12,155	16,375	41,647	28,734
Income tax expense	(6,360)	(2,433)	(4,521)	(8,793)	(7,415)
Equity in losses of unconsolidated entities	(570)	(290)	(183)	(860)	(88)
Net income	22,562	9,432	11,671	31,994	21,231
Less: net income attributable to noncontrolling interests	(1,527)	(826)	(1,024)	(2,353)	(2,345)
Net income attributable to Select Water Solutions, Inc.	$21,035	$8,606	$10,647	$29,641	$18,886

Weighted average shares outstanding:
Class A—Basic	123,146,866	110,145,655	101,527,407	116,682,176	101,161,203
Class B—Basic	12,733,751	16,221,101	16,221,101	14,467,792	16,221,101

Net income per share attributable to common stockholders:
Class A—Basic	$0.17	$0.08	$0.10	$0.25	$0.19
Class B—Basic	$—	$—	$—	$—	$—

Weighted average shares outstanding:
Class A—Diluted	125,432,751	112,530,858	102,860,676	119,054,382	103,060,299
Class B—Diluted	12,733,751	16,221,101	16,221,101	14,467,792	16,221,101

Net income per share attributable to common stockholders:
Class A—Diluted	$0.17	$0.08	$0.10	$0.25	$0.18
Class B—Diluted	$—	$—	$—	$—	$—

 SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	June 30, 2026	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$33,396	$55,970	$18,084
Accounts receivable trade, net of allowance for credit losses	319,867	317,748	263,965
Accounts receivable, related parties	57	22	63
Inventories	47,996	37,313	34,278
Prepaid expenses and other current assets	34,821	33,357	37,996
Total current assets	436,137	444,410	354,386
Property and equipment	1,796,566	1,672,966	1,629,406
Accumulated depreciation	(770,358)	(736,935)	(717,223)
Total property and equipment, net	1,026,208	936,031	912,183
Right-of-use assets, net	28,812	32,195	28,708
Goodwill	48,485	48,485	48,485
Other intangible assets, net	108,038	101,999	106,204
Deferred tax assets, net	45,849	48,337	48,881
Investments in unconsolidated entities	77,140	77,709	78,234
Other long-term assets	17,072	17,709	18,531
Total assets	$1,787,741	$1,706,875	$1,595,612
Liabilities and Equity
Current liabilities
Accounts payable	$63,304	$55,065	$49,682
Accrued accounts payable	49,309	36,846	46,275
Accounts payable and accrued expenses, related parties	3,422	3,583	3,634
Accrued salaries and benefits	26,512	15,772	17,702
Accrued insurance	16,732	18,722	22,272
Sales tax payable	2,906	3,142	2,435
Accrued expenses and other current liabilities	39,044	36,573	37,549
Current operating lease liabilities	11,355	14,343	14,247
Current portion of long-term debt	63,150	46,875	31,250
Current portion of finance lease obligations	641	655	650
Total current liabilities	276,375	231,576	225,696
Long-term tax receivable agreements liabilities	50,095	43,421	43,421
Long-term operating lease liabilities	20,368	23,724	21,533
Long-term debt, net of deferred debt issuance costs	196,439	199,645	285,043
Other long-term liabilities	106,944	88,876	92,852
Total liabilities	650,221	587,242	668,545
Commitments and contingencies
Class A common stock, $0.01 par value	1,271	1,218	1,049
Class B common stock, $0.01 par value	112	162	162
Additional paid-in capital	1,203,251	1,166,419	989,329
Accumulated deficit	(155,283)	(176,318)	(184,924)
Total stockholders’ equity	1,049,351	991,481	805,616
Noncontrolling interests	88,169	128,152	121,451
Total equity	1,137,520	1,119,633	927,067
Total liabilities and equity	$1,787,741	$1,706,875	$1,595,612

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended			Six months ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Cash flows from operating activities
Net income	$22,562	$9,432	$11,671	$31,994	$21,231
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	48,434	46,863	42,972	95,297	82,572
Deferred tax expense	6,412	2,394	4,472	8,806	6,958
Gain on disposal of property and equipment and divestitures	(164)	(405)	(6,503)	(569)	(7,868)
Equity in losses of unconsolidated entities	570	290	183	860	88
Credit loss (recovery) expense	(452)	737	708	285	1,222
Amortization and write off of debt issuance costs	416	413	405	829	1,403
Inventory adjustments	39	98	60	137	20
Equity-based compensation	8,376	5,825	3,198	14,201	6,679
Impairments and abandonments	239	5,708	1,477	5,947	2,625
Other operating items, net	670	598	666	1,268	1,153
Changes in operating assets and liabilities
Accounts receivable	(1,702)	(54,479)	28,308	(56,181)	(28,809)
Prepaid expenses and other assets	(11,809)	2,100	12,789	(9,709)	4,123
Accounts payable and accrued liabilities	13,145	(9,332)	(17,820)	3,813	(13,872)
Net cash provided by operating activities	86,736	10,242	82,586	96,978	77,525
Cash flows from investing activities
Purchase of property and equipment	(71,019)	(78,377)	(79,406)	(149,396)	(127,833)
Equity-method and preferred stock investments	(500)	—	—	(500)	(72,059)
Acquisitions, net of cash received	(41,992)	(210)	(3,225)	(42,202)	(17,205)
Proceeds received from sales of property and equipment	1,298	1,056	7,659	2,354	9,603
Net cash used in investing activities	(112,213)	(77,531)	(74,972)	(189,744)	(207,494)
Cash flows from financing activities
Borrowings from revolving line of credit	—	43,500	25,000	43,500	65,000
Payments on revolving line of credit	—	(113,500)	—	(113,500)	(125,000)
Borrowings from long-term debt	12,992	—	—	12,992	250,000
Payments on long-term debt	(54)	—	—	(54)	—
Payments of finance lease obligations	(161)	(158)	(224)	(319)	(313)
Payments of debt issuance costs	(101)	—	(515)	(101)	(7,867)
Net proceeds from underwritten offering	(75)	191,705	—	191,630	—
Dividends and distributions paid	(9,576)	(8,752)	(8,306)	(18,328)	(16,873)
Payments under tax receivable agreements	—	—	—	—	(77)
Contributions from noncontrolling interests	500	—	—	500	2,875
Repurchase of common stock	(621)	(7,618)	(286)	(8,239)	(6,577)
Net cash provided by financing activities	2,904	105,177	15,669	108,081	161,168
Effect of exchange rate changes on cash	(1)	(2)	11	(3)	9
Net (decrease) increase in cash and cash equivalents	(22,574)	37,886	23,294	15,312	31,208
Cash and cash equivalents, beginning of period	55,970	18,084	27,892	18,084	19,978
Cash and cash equivalents, end of period	$33,396	$55,970	$51,186	$33,396	$51,186

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities plus tax receivable agreements expense and less remeasurement gain on business combination. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Our board of directors, management and investors use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization and accretion) and items outside the control of our management team.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	June 30, 2026	March 31, 2026	June 30, 2025
	(unaudited) (in thousands)
Net cash provided by operating activities	$86,736	$10,242	$82,586
Purchase of property and equipment	(71,019)	(78,377)	(79,406)
Proceeds received from sale of property and equipment	1,298	1,056	7,659
Free cash flow	$17,015	$(67,079)	$10,839

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	June 30, 2026	March 31, 2026	June 30, 2025
	(unaudited) (in thousands)
Net income	$22,562	$9,432	$11,671
Interest expense, net	5,021	5,907	5,645
Income tax expense	6,360	2,433	4,521
Depreciation, amortization and accretion	48,434	46,863	42,972
EBITDA	82,377	64,635	64,809
Impairments and abandonments	239	5,708	1,477
Non-cash loss on sale of assets or subsidiaries	76	42	264
Non-cash compensation expenses	8,376	6,020	3,198
Transaction costs	567	327	2,018
Lease abandonment costs	(129)	(68)	(2)
Other	671	670	667
Equity in losses of unconsolidated entities	570	290	183
Adjusted EBITDA	$92,747	$77,624	$72,614

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	June 30, 2026	March 31, 2026	June 30, 2025
	(unaudited) (in thousands)
Gross profit by segment
Water Infrastructure	$30,488	$26,338	$22,392
Water Services	28,697	25,865	25,259
Chemical Technologies	17,656	13,077	10,102
As reported gross profit	76,841	65,280	57,753

Plus D&A
Water Infrastructure	28,707	28,046	22,252
Water Services	16,802	15,912	17,089
Chemical Technologies	1,716	1,784	1,713
Total D&A	47,225	45,742	41,054

Gross profit before D&A	$124,066	$111,022	$98,807

Gross profit before D&A by segment
Water Infrastructure	59,195	54,384	44,644
Water Services	45,499	41,777	42,348
Chemical Technologies	19,372	14,861	11,815
Total gross profit before D&A	$124,066	$111,022	$98,807

Gross margin before D&A by segment
Water Infrastructure	58.3%	56.2%	55.2%
Water Services	23.0%	21.8%	19.6%
Chemical Technologies	20.2%	19.1%	17.5%
Total gross margin before D&A	31.3%	30.3%	27.1%